Exhibit 43

                              Merger Bulletin


                            [Great Western Logo]


May 29, 1997                                              Vol. 1  Number 11

To All Employees


                         New Merger Advertisement:

                   "After 100 Days The End Is In Sight"

For your information, attached is an advertisement that appeared in the Wall Street Journal, New York Times, Los Angeles Times and American Banker.

The ad informs Great Western stockholders that they may be in a position to receive Washington Mutual shares by early July, if they vote in favor of the Great Western/Washington Mutual merger on June 13.

According to the ad, the Office of Thrift Supervision declared that WAMU's application to acquire Great Western was informationally complete on May
20. This is an important step toward regulatory approval, which is expected by late June or early July.

[A complete copy of the advertisement filed by Great Western Financial Corporation with the Securities and Exchange Commission on May 29, 1997 is attached to this bulletin.]

Published by Corporate Communications -- Great Western -- N 11 36 -- 9200 Oakdale Avenue, Chatsworth, CA